Exhibit 10.06

First Amendment

To

Employment Agreement

This FIRST AMENDMENT (this “Amendment”), effective as of December 15, 2008, amends that certain Employment Agreement, dated as of December 19, 2007 (the “Agreement”), by and between Entercom Communications Corp., a Pennsylvania corporation (“Employer” or the “Company”) and Stephen F. Fisher (“Executive”).

R E C I T A L S

WHEREAS, the parties have determined to make certain amendments to the Agreement as set forth herein with the intent to conform the Agreement to the requirements of Section 409A of the Internal Revenue Service Code of 1986, as amended (the “Code”).

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises, the mutual promises hereinafter set forth, and other good and valuable consideration had and received, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Amendments.

a.               Section 3 of the Agreement is hereby amended as follows:

i.                  the word “You” is deleted and replaced with the words “Notwithstanding the forgoing, you” in the beginning of the third sentence;

ii.               the word “and” is deleted and replaced with a period (“.”) immediately after the words “eligible for the bonus for that year” to complete the third sentence;

iii.            the words “The amount of” are inserted immediately before the words “the bonus will be determined” in the beginning the new last sentence;

iv.           the words “then paid after the completion” are deleted and replaced with the words “paid as soon as reasonably practicable following the receipt of the Company’s” in the new last sentence;

v.              the word “Company’s” is inserted immediately before the words “financial statements” in the new last sentence; and

vi.           the following words are inserted at the end of the new last sentence “, but in no event later than two and one-half (2 ½) months following the end of the fiscal year for which such bonus is earned.”

b.              The first paragraph of Section 8(c) is hereby amended as follows:

i.                  the following is  inserted immediately after the words “the Company shall be obligated to”: “: (i)”;

ii.               the words “on the sixtieth (60th) day after your termination,” are inserted immediately before the words “a one-time bonus;

iii.            the following is inserted immediately after the words “(computed as set forth below)”: “(ii) beginning with the first payroll period following the sixtieth (60th) day after your termination,”;

iv.           the word “you” is inserted immediately after the words “continue to pay”;

v.              the words “in accordance with the Company’s regular payroll practices” are inserted immediately after the words “salary and auto allowance”;

vi.           the word “and” is deleted and replaced with the words “provided, however, that the initial payment shall include salary and auto allowance amounts for all payroll periods from the date of the termination through the date of such initial payment; and (iii) provide that” are inserted immediately after the words “date of termination, whichever is longer,”; and

vii.        the words “such release becoming effective prior to the 60th day following the date of your termination of employment, and” are inserted immediately before the words “(ii) your full compliance with the restrictive covenants.”

c.               The following is added as a new Section 13 of the Agreement:

“13.                           Section 409A.

(a)                                  Notwithstanding any provision to the contrary in the Agreement, in order to be eligible to receive any termination benefits under this Agreement that are deemed deferred compensation subject to Section 409A of the Code, your termination of employment must constitute a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) (a “Separation from Service”).

(b)                                 Notwithstanding anything herein to the contrary, if you are deemed at the time of your termination of employment with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which you are entitled under the Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of the your Separation from Service with the Company or (ii) the date of your death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 13(b) shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).  Notwithstanding the foregoing or any other provisions of the Agreement, you and the Company agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a right to receive a series separate and distinct payments of compensation for purposes of applying the Section 409A of the Code.

(c)                                   You and the Company acknowledge and agree that, to the extent applicable, the Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of the Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under the Agreement may be subject to Section 409A, the Company may adopt such limited amendments to the Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to the Agreement or (b) comply with the requirements of Section 409A. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section.”

2.                                       Effect of Amendment.  Except as expressly modified and amended herein, all of the terms, conditions and provisions of the Agreement shall remain in full force and effect and unchanged.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

“EXECUTIVE”

	/Stephen F. Fisher/	12/1/08
	Stephen F. Fisher	Date

“EMPLOYER”

Entercom Communications Corp.,
a Pennsylvania corporation

By:	/John C. Donlevie/	12/15/08
	John C. Donlevie	Date
Executive Vice President and Secretary